Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258259

PROSPECTUS SUPPLEMENT
(To Prospectus Supplement Dated
March 30, 2023 to Prospectus Dated August 9, 2021)

270,000 American Depositary Shares representing 108,000,000 Ordinary Shares
Pre-funded Warrants to Purchase up to 1,230,000 American Depositary Shares
Series A Warrants to purchase up to 1,500,000 American Depositary Shares
Series B Warrants to purchase up to 1,500,000 American Depositary Shares
Placement Agent Warrants to purchase up to 90,000 American Depositary Shares
Up to 4,320,000 American Depositary Shares underlying the Series A Warrants, Series B Warrants,
Pre-funded Warrants and Placement Agent Warrants

RedHill Biopharma Ltd.

This prospectus supplement (“Supplement”) modifies, supersedes and supplements certain information contained in, and should be read in conjunction with, that certain prospectus supplement filed with the Securities and Exchange Commission (the “SEC”) by RedHill Biopharma Ltd. (the “Company”), dated March 30, 2023 (the “Original Prospectus Supplement”), and the accompanying base prospectus, dated August 9, 2021 (the “Base Prospectus,” and together with the Original Prospectus Supplement, the “Prospectus”), related to a registered direct offering of an aggregate of 270,000 American Depositary Shares (“ADSs”), pre-funded warrants to purchase up to 1,230,000 ADSs, Series A Warrants to purchase up to 1,500,000 ADSs (the “Series A Warrants”) at an original exercise price of $4.75 per ADS and which expire on April 3, 2028, and Series B Warrants to purchase up to an aggregate of 1,500,000 ADSs (the “Series B Warrants” and together with the Series A Warrants, the “Series Warrants”) at an original exercise price of $4.00 per ADS and which expire on January 3, 2024, at a combined offering price of $4.00 per ADS and accompanying Series A Warrant and Series B Warrant (or $3.999 per pre-funded warrant and accompanying Series A Warrant and Series B Warrant). The Series A Warrants and the Series B Warrants have been amended as described below under “Amendments to the Series Warrants.”

Each ADS represents 400 ordinary shares, par value NIS 0.01 per share.

The ADSs are listed on the Nasdaq Capital Market under the symbol “RDHL.” On July 20, 2023, the last reported sale price of the ADSs on the Nasdaq Capital Market was $1.85 per ADS.

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus. This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our securities involves risks. See “Risk Factors” on page S-10 of the Original Prospectus Supplement, page 11 of the Base Prospectus and in the documents incorporated by reference into the Prospectus, including the risks described under “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2022.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in or incorporated by reference into the Prospectus, as well as the other information contained in or incorporated by reference into this Supplement and the Prospectus. This Supplement, the Prospectus and documents incorporated therein by reference contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Original Prospectus Supplement, the Base Prospectus and the reports incorporated by reference therein identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made or included in this Supplement and the Prospectus.

AMENDMENTS TO THE SERIES WARRANTS

This Supplement is being filed to disclose the following:

On July 21, 2023, we entered into a warrant reprice and reload letter (the “Exercise Agreement”) with the holder of the Series Warrants, pursuant to which such holder agreed to exercise its Series A Warrants in full at a reduced exercised price of $1.35 per ADS for gross proceeds of $2,025,000.

In consideration for the exercise of the Series A Warrants for cash (i) the exercising holder will receive new unregistered warrants (the “Reload Warrants”) to purchase up to an aggregate of 1,500,000 ADSs (the “Reload Warrant ADSs”) at an exercise price of $1.80 per ADS, which shall be exercisable until April 3, 2028, and (ii) the exercise price of the Series B Warrants to purchase up to an aggregate of 1,500,000 ADSs will be reduced to $1.80 per ADS. No other changes to the Series Warrants were made.

In connection with the transactions contemplated pursuant to the Exercise Agreement and the issuance of the Reload Warrants, we agreed to pay H.C. Wainwright & Co., LLC (the “Placement Agent”) a cash fee of 7.5% of the gross consideration we received from the exercise of the Series A Warrants, and to issue to the Placement Agent or its designees, warrants to purchase up to an aggregate of 90,000 ADSs at an exercise price of $1.6875 per ADS, which shall be exercisable until April 3, 2028.

The issuance of the Reload Warrants and the Reload Warrant ADSs are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), are not being offered pursuant to the Prospectus or this Supplement and are being offered pursuant to a private placement under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

The date of this Prospectus Supplement is July 21, 2023